Exhibit 99.1

Actinium Pharmaceuticals, Inc. Receives $3.5m from Exercise of Warrants

Actinium Pharmaceuticals receives US $3,457,087 in proceeds from the exercise of 2,095,204 A-warrants

New York, NY, June 7, 2013 -- Actinium Pharmaceuticals, Inc. (OTCQB: ATNM) announced today the recent issuance of 2,095,204 of its shares of common stock pursuant to the exercise of A-Warrants originally issued in connection with a private placement that closed in January 2013.  The warrants were exercised at US$ 1.65 per share, resulting in gross proceeds of US$ 3,457,087 for the Company.  As of June 7, 2013 the total number of outstanding common stock is 15,825,394 shares.

“The proceeds from these exercised warrants will be used for the Companies clinical and preclinical programs and for general working capital.” said Sergio Traversa, Interim Chief Executive Officer of Actinium Pharmaceuticals.  "This capital will allow us to continue to develop our drug candidates for treatment of the most difficult forms of cancer, including Acute Myeloid Leukemia, where they have made significant advances and already helped a number of patients," added Dragan Cicic, MD, Chief Medical Officer of Actinium Pharmaceuticals.  "The Company intends to advance its programs into late phases of clinical trials and add new programs by the end of 2013."

Shareholders exercised 2,095,204 (67.2%) of the 3,118,988 originally issued A-warrants.

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc., based in New York, NY, is a biopharmaceutical company that develops innovative alpha particle immunotherapeutics based on its proprietary platform for the therapeutic utilization of alpha particle emitting actinium-225 and bismuth-213 radiopharmaceuticals in association with monoclonal antibodies.

For more information:

Visit our web site www.actiniumpharmaceuticals.com or

Contact:
Segio Traversa, CEO
Actinium Pharmaceuticals Inc.
E-mail: straversa@actiniumpharmaceuticals.com

Media:
Dennis S. Dobson Jr.
Tel: (203) 258-0150
E-mail: dsdobson@optonline.com
www.dobsonmediagroup.com

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance.  No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.